EXHIBIT 99.1

National Presto Industries, Inc. Eau Claire, WI 54703-3703	Tel. 715-839-2121 Fax. 715-839-2148 715-839-2122

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER 2010 SALES & EARNINGS

    Eau Claire, Wisconsin (October 29, 2010) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

    In response to questions about sales and earnings, Maryjo Cohen, President, stated, “The Housewares/Small Appliance and Absorbent Product segments realized gains in revenue of 3.2% and 7.3%, respectively over those secured in third quarter 2009.   These increases did not fully offset the decline in Defense segment revenues, which were largely due to  shipment timing differences between the 2010 and 2009 quarters. As anticipated, profitability at both the Housewares/Small Appliances and the Absorbent Products segments was unfavorably affected by sizable increases in material and freight costs. During much of 2009, both material and freight costs were at ultra low levels that were deemed unsustainable. Defense profitability also declined for the quarter, reflecting the reduced sales volume described above.  Decreased yields from the company’s portfolio had a negative, comparative impact on earnings as well.”

    National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	October 3, 2010	October 4, 2009

Net Sales	$113,547,000	$116,392,000
Net Earnings	$13,213,000	$16,705,000
Net Earnings Per Share	$1.92	$2.44
Weighted Shares Outstanding	6,865,000	6,856,000

	NINE MONTHS ENDED
	October 3, 2010	October 4, 2009
Net Sales	$337,022,000	$327,479,000
Net Earnings	$41,387,000	$40,905,000
Net Earnings Per Share	$6.03	$5.97
Weighted Shares Outstanding	6,862,000	6,853,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.